Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement Nos. 33-58048, 33-89778, 333-69949 and 333-147173 on Form S-8 and in Registration Nos. 333-86325 and 333-147067 on Form S-3 of our reports dated February 22, 2008, relating to the consolidated financial statements and financial statement schedule of Global Industries, Ltd. and subsidiaries (which report expresses an unqualified opinion on those financial statements and financial statement schedule and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006) and the effectiveness of Global Industries, Ltd.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Global Industries, Ltd. for the year ended December 31, 2007.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 22, 2008